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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-31697, 33-37409, 33-43914, 33-47453, 33-53990, 33-60464,
33-71862, 33-83148, 33-65495, 333-16417, 333-42693, 333-72573, 333-88347, 333-
88345, 333-89243, 333-48490, 333-63674, 333-67322, 333-71046, 333-71366, and
333-74804) pertaining to the following: the Cirrus Logic, Inc. Amended 1987 Stock Option Plan; the Cirrus Logic, Inc. Second Amended and Restated 1989 Employee Stock Purchase Plan; the Cirrus Logic, Inc. Amended 1990 Directors' Stock Option Plan; the DST Stock Option Plan; the Cirrus Logic, Inc. Amended 1991 Non-qualified Stock Option Plan; the Cirrus Logic, Inc. Amended 1996 Stock Plan; the Crystal Semiconductor Corporation 1987 Incentive Stock Option Plan; the Acumos Incorporated 1989 Stock Option Plan; the Pacific Communications Sciences, Inc. 1987 Stock Option Plan; the PicoPower Technology Inc. Amended 1992 Stock Option Plan; AudioLogic, Inc. 1992 Stock Option Plan; the Peak Audio, Inc. 2001 Stock Plan; the ShareWave, Inc. 1996 Flexible Stock Incentive Plan; the LuxSonor Semiconductors, Inc. 1995 Stock Option Plan; and the Stream Machine Company 1996 Stock Option Plan, 2001 Stock Plan, and Nonstatutory Stock Option Grants; and in the Registration Statements (Form S-3 No. 333-32964 and 333-86561) of Cirrus Logic, Inc. and in the related Prospectuses of our report dated April 26, 2002, with respect to the consolidated financial statements of Cirrus Logic, Inc. included in this Annual Report (Form 10-K) for the year ended March 30, 2002.

                                    /s/ Ernst & Young LLP

Austin, Texas
June 14, 2002